                                                          EXHIBIT 11

                  ONEIDA  LTD.
          AND CONSOLIDATED SUBSIDIARIES
TABULATION OF AVERAGE NUMBER OF COMMON SHARES FOR COMPUTATION
 OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE

                                       Common Shares
                                       (in thousands)
                                 Primary Earnings        Fully Diluted Earnings
                                     Per Share               Per Share
                                  Actual   Used in         Actual  Used in
                                  Number    Average        Number  Average
Year Ended JANUARY 30, 1993:
Shares  outstanding  beginning .   9,876     9,876          9,876   9,876
Shares issued under:
Stock purchase plan ............     50                        50
Dividend reinvestment plan .....     60                        60
Stock option plan ..............      7                         7
ESOP shares allocated to
 participants ..................    212       125             212     125
Common share equivalents under
 employee stock purchase stock
 option and dividend
 reinvestment plans............                55                      55
     TOTAL.....................  10,205    10,056          10,205  10,056

Year Ended JANUARY 29, 1994:
Shares outstanding beginning ..  10,205    10,205          10,205  10,205
Shares issued under:
Stock purchase plan ...........      22                        22
Dividend reinvestment plan ....      45                        45
Stock option plan .............      14                        14
ESOP shares allocated to
 participants..................     212       103             212     103
Common share equivalents under
 employee stock purchase stock
 option and dividend
 reinvestment plans............                85                     125
     TOTAL.....................   10,498   10,393          10,498  10,433

Year Ended JANUARY 28, 1995:
Shares outstanding beginning ..   10,498   10,498          10,498  10,498
hares issued under:
Stock purchase plan ...........      110                      110
Dividend reinvestment plan ....       42                       42
Stock option plan .............       40                       40
ESOP shares allocated to
 participants..................      212      193             212     193
Common share equivalents under
 employee stock purchase stock
 option and dividend
 reinvestment plans............                93                      93
    TOTAL   ....................  10,902   10,784          10,902  10,784

                   ONEIDA LTD.
          AND CONSOLIDATED SUBSIDIARIES
        Calculation of Earnings Per Share

                              (Thousands except Per share amounts)

                       January 28, 1995  January 29, 1994 January 30, 1993

Net  income ................ $13,493          $10,662        $(33,252)
Less preferred dividends ...     134              135             136
Net income (loss) for primary
 and fully diluted earnings
 per share .................  13,359           10,527         (33,388)

Average common shares:
     Primary ...............  10,784           10,393          10,056
     Fully diluted .........  10,784           10,433          10,056

Earnings per share:
     Primary ...............    1.24             1.01           (3.32)
     Fully diluted..........    1.24             1.01           (3.32)
